Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between MOTHERS WORK, INC. (the “Company”) and JUDD P. TIRNAUER (the “Executive”).

WHEREAS, in connection with Executive’s promotion to the position of Senior Vice President - Chief Financial Officer, the parties wish to enter into this Agreement to memorialize the terms of Executive’s continued employment by the Company.

NOW, THEREFORE, in consideration of the foregoing and intending to be bound hereby, the parties agree as follows:

1.             Duration of Agreement.  This Agreement is effective on the date it is fully executed and has no specific expiration date.  Unless terminated by agreement of the parties, this Agreement will govern Executive’s continued employment by the Company until that employment ceases.

2.             Title; Duties.  Executive will be employed as the Company’s Senior Vice President - Chief Financial Officer, reporting directly to the Company’s Chief Operating Officer or as otherwise directed by the Company’s Board of Directors (the “Board”).  Executive will devote his best efforts and substantially all of his business time and services to the Company and its affiliates to perform such duties as may be customarily incident to his position and as may reasonably be assigned to him from time to time.  Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Company; provided, however, that without such consent, Executive may engage in charitable, public service and personal investment activities, so long as such activities do not in any respect interfere with Executive’s performance of his duties and obligations hereunder.

3.             Place of Performance.  Executive will perform his services hereunder at the principal executive offices of the Company in Philadelphia, Pennsylvania; provided, however, that Executive may be required to travel from time to time for business purposes.

4.             Compensation and Indemnification.

4.1.          Base Salary.  Executive’s annual salary will be $325,000 (the “Base Salary”), paid in accordance with the Company’s payroll practices as in effect from time to time.  The Base Salary will be reviewed annually by the Board or the Compensation Committee of the Board.  To the extent the Board has authorized its Compensation Committee to act on its behalf, references to the Board will hereinafter also be deemed to include the Compensation Committee.

4.2.          Annual Bonuses.

4.2.1.       For each fiscal year ending during his employment, Executive will be eligible to earn an annual bonus.  The target amount of that bonus will be 50% percent of Executive’s Base Salary for the applicable fiscal year.  The actual bonus payable with respect to a particular year will be determined by the Board, based on the achievement of corporate and individual performance objectives established by the Board.  Any bonus payable under this paragraph will be paid within 90 days following the end of the applicable fiscal year and, except as otherwise provided in Section 5.1.2, will only be paid if Executive remains continuously employed by the Company through the actual bonus payment date.

4.2.2.       For purposes of determining any bonus payable to Executive, the measurement of corporate and individual performance will be performed by the Board in good faith.  From time to time, the Board may, in its sole discretion, make adjustments to corporate or individual performance goals, so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this provision in a manner inconsistent with its intended purposes.

4.2.3.       The Board may choose to provide Executive’s annual bonus opportunity through the Company’s Management Incentive Program, in which case such bonus opportunity will be subject to the additional terms and conditions therein contained.

4.3.          Restricted Stock Award.  Effective upon full execution of this Agreement, the Board has authorized the grant to Executive of 5,000 shares of restricted common stock, as memorialized in (and subject to the terms of) the restricted stock award agreement attached hereto as Exhibit A.

4.4.          Paid Time Off.  Executive will be entitled to paid time off each year in accordance with the policies of the Company, as in effect from time to time.

4.5.          Indemnification.  Executive will be indemnified for acts performed as an employee of the Company to the extent provided in the Company’s Bylaws, as in effect from time to time.

5.             Termination.  Upon any cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5.  Upon any cessation of his employment for any reason, unless otherwise requested by the Company, Executive agrees to resign immediately from all officer and director positions he then holds with the Company and its affiliates.

5.1.          Termination without Cause or for Good Reason.  If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below), Executive will be entitled to:

5.1.1.       payment of all accrued and unpaid Base Salary through the date of such cessation;

5.1.2.       payment of any annual bonus otherwise payable (but for the cessation of Executive’s employment) with respect to a year ended prior to the cessation of Executive’s employment;

5.1.3.       payment of a pro-rata annual bonus for the year of termination, determined and paid in the same manner and at the same time as the Executive’s annual bonus would otherwise have been determined and paid for the applicable year, but for the termination.  Such annual bonus will be pro-rated based on the number of full and partial months of the year transpired prior to the date of termination;

5.1.4.       monthly severance payments equal to one-twelfth of Executive’s Base Salary for a period equal to 12 months; and

5.1.5.       waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to 12 months.

Except as otherwise provided in this Section 5.1, all compensation and benefits will cease at the time of such cessation and the Company will have no further liability or obligation by reason of such cessation.

The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.  Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.1 are conditioned on Executive’s execution and delivery to the Company, within 60 days following his cessation of employment, of a general release of claims against the Company and its affiliates in such form as the Company may reasonably require in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the “Release”).  Subject to Section 5.4, below, the severance benefits described in this Section 5.1 will begin to be paid or provided as soon as the Release becomes irrevocable.

5.2.  Termination Following a Change in Control.  For cessations of employment described in Section 5.1 that occur during the one year period following a Change in Control, the references in Sections 5.1.4 and 5.1.5 to “12 months” will each be replaced with a reference to “18 months.”

5.3.          Other Terminations.  If Executive’s employment with the Company ceases for any reason other than as described in Section 5.1, above (including but not limited to termination (a) by the Company for Cause, (b) as a result of Executive’s death, (c) as a result of Executive’s disability or (d) by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation.  All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination.  The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

5.4.          Compliance with Section 409A.  If the termination giving rise to the payments described in Section 5.1 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code (the “Code”) to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period.  This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder.  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

5.5.          Compliance with Section 280G.  If any payment or benefit due to Executive from the Company or its subsidiaries or affiliates, whether under this Agreement or otherwise, would (if paid or provided) constitute an Excess Parachute Payment (as defined below), then notwithstanding any other provision of this Agreement or any other commitment of the Company, that payment or benefit will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code.  The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Company, in good faith and in its sole discretion.  If multiple payments or benefits are subject to reduction under this paragraph, such payments or benefits will be reduced in the order that maximizes Executive’s economic position (as determined by the Company in good faith, in its sole discretion).  If, notwithstanding the initial application of this Section 5.5, the Internal Revenue Service determines that any payment or benefit provided to Executive constituted an Excess Parachute Payment, this Section 5.5 will be reapplied based on the Internal Revenue Service’s determination and Executive will be required to promptly repay to the Company any amount in excess of the payment limit of this Section 5.5.

5.6.          Definitions.  For purposes of this Agreement:

5.6.1.       “Cause” means (a) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (b) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (c) willful misconduct or gross negligence in the course of employment; (d) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (e) material breach of any agreement with or duty owed to the Company or any of its affiliates; or (f) refusal to perform the lawful and reasonable directives of a supervisor.  For avoidance of doubt, a separation from service that occurs as a result of a condition entitling the Executive to benefits under any Company sponsored or funded long term disability arrangement will not constitute a termination “without Cause.”

5.6.2.       “Change in Control” means the first to occur of any of the events described in Section 1(f) of the Company’s 2005 Equity Incentive Plan (or any successor provision).

5.6.3.       “Excess Parachute Payment” has the same meaning as used in Section 280G(b)(1) of the Code.

5.6.4.       “Good Reason” means any of the following, without the Executive’s prior consent: (a) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the Executive’s position); (b) a reduction in Base Salary or bonus opportunity (described in paragraph 4.2.1); or (c) a relocation of the Executive’s principal worksite more than 50 miles.  However, none of the foregoing events or conditions will constitute Good Reason unless the Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Executive resigns his employment within 30 days following the expiration of that cure period.

6.             Miscellaneous.

6.1.          Confidentiality and Non-Compete Agreement.  Executive’s rights under this Agreement are subject to his immediate execution of, and continued compliance with, the Restrictive Covenant Agreement attached hereto as Exhibit B.

6.2.          No Liability of Officers and Directors Upon Insolvency.  Notwithstanding any other provision of the Agreement, Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

6.3.          Other Agreements.  Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.

6.4.          Successors and Assigns.  The Company may assign this Agreement to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise.  The duties of Executive hereunder are personal to Executive and may not be assigned by him.

6.5.          Governing Law and Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

6.6.          Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in a writing.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

6.7.          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

6.8.          Survival.  This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent the Agreement.

6.9.          Notices.  Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier.  Any notice or communication to Executive will be sent to the address contained in his personnel file.  Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its General Counsel.  Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

6.10.        Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

6.11.        Withholding.  All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

6.12.        Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

6.13.        Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case on July 23, 2008.

MOTHERS WORK, INC.

By:	/s/ Edward M. Krell

Name:	Edward M. Krell

Title:	Chief Operating Officer

JUDD P. TIRNAUER

/s/ Judd P. Tirnauer

Exhibit A

[Restricted Stock Agreement]

Exhibit B

[Restrictive Covenant Agreement]